Consent of Independent Public Accountants

     As independent public accountants, we hereby consent to the use of our report dated June 12, 1998 on the CliqNow! division of K2 Design, Inc. financial statements and to all references to our Firm included in or made a part of this 24/7 Media, Inc. Form S-1 registration statement.

                                                             Arthur Andersen LLP

Roseland, NJ
August 6, 1998